Exhibit 99.1

InSite Vision Reports Full Year and Fourth Quarter 2010 Financial Results

— AzaSite® Royalty Revenues Up 33 Percent Over 2009 —

Alameda, Calif., February 24, 2011 – InSite Vision Incorporated (OTCBB: INSV) today reported operating and financial results for the full year and quarter ended December 31, 2010. Total revenue for the fourth quarter of 2010 was $3.9 million with operating income of $0.7 million and a net loss of $1.9 million. As of December 31, 2010, cash, cash equivalents and short-term investments totaled $16.5 million.

“InSite possesses a number of attributes, including two late-stage product candidates, an innovative strategy for testing those compounds simultaneously in a single Phase 3 study, and a pipeline of several promising products,” said Timothy Ruane, InSite’s Chief Executive Officer. “2010 was a year in which we set the stage to execute across all our programs, and we believe we are poised for significant achievements as we advance our portfolio of ophthalmic pharmaceuticals through the clinic.”

Corporate and Commercial Updates

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In December 2010, InSite Vision announced the appointment of Timothy Ruane as Chief Executive Officer. Mr. Ruane joins InSite with more than 24 years experience in the biopharmaceutical industry. Most recently, he led the transformation of Tekmira Pharmaceuticals Corporation, a publicly-traded company, into a leader in the development of RNA interference (RNAi)-based pharmaceuticals.

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Prescriptions of AzaSite® (azithromycin ophthalmic solution) 1%, for the treatment of bacterial conjunctivitis, increased by 29 percent in the fourth quarter of 2010 compared to the fourth quarter of 2009. Year-over year AzaSite prescription volume increased by 36 percent in 2010. AzaSite is marketed by Inspire Pharmaceuticals in the United States. Inspire Pharmaceuticals recently reported that revenues from AzaSite sales totaled $13.2 million in the fourth quarter 2010, an increase of 9 percent compared to $12.1 million in fourth quarter of 2009. Inspire’s annual AzaSite revenues increased 22 percent to $42.7 million in 2010 compared to $35.0 million in 2009.

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In the first full year after its launch, Besivance® (besifloxacin ophthalmic suspension) 0.6%, which is marketed by Bausch & Lomb and Pfizer for the treatment of bacterial conjunctivitis (pink eye), saw significant increases in both prescription and revenue amounts compared to 2009. InSite Vision recorded approximately $0.5 million of Besivance royalty revenue in 2010.

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InSite Vision is working with the U.S. Food and Drug Administration (FDA) to obtain a Special Protocol Assessment (SPA) for the Phase 3 development program of AzaSite Plus™ (ISV-502) and DexaSite™ (ISV-305) for the treatment of blepharitis, an ocular disease characterized by inflammation of the eyelids. AzaSite Plus combines azithromycin and dexamethasone with DuraSite™, and DexaSite incorporates dexamethasone in DuraSite.

At the recent BIO CEO Investor conference in New York City, InSite Vision shared additional data from the 2008 Phase 3 trial of AzaSite Plus in blepharoconjunctivitis. These data showed that AzaSite Plus demonstrates superior clinical benefit over a 14-day treatment period in addressing signs and symptoms of inflammation when compared with AzaSite. Notably, these data also indicate that DexaSite shows efficacy in addressing clinical signs and symptoms of disease, as well as possessing some antibacterial properties.

InSite anticipates a Phase 3 clinical trial for AzaSite Plus and DexaSite may commence in 2011.

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In December 2010, Inspire Pharmaceuticals initiated an exploratory Phase 2 double-blind, clinical trial in up to 300 patients with blepharitis comparing AzaSite with vehicle for four weeks of treatment followed by eight weeks of follow-up.

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In January 2011, InSite Vision announced that enrollment was complete in the company’s Phase 1/2 clinical trial of ISV-303 for the treatment of pain and swelling associated with ocular surgery. ISV-303 is a topical anti-inflammatory and pain product candidate that combines a low concentration of bromfenac with InSite Vision’s proprietary DuraSite® technology to extend and improve the topical delivery of medication to the eye. The Phase 1/2 clinical trial was initiated in August 2010 and patient treatment is now complete. InSite expects to have top-line results from this study in the first half of 2011 and anticipates a Phase 3 clinical trial may commence in 2011.

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In January 2011, InSite announced the filing an Investigational New Drug (IND) application for ISV-101 with the FDA. ISV-101 is InSite Vision’s novel compound being developed to treat dry eye disease. ISV-101 combines a low dose of the non-steroidal anti-inflammatory (NSAID) bromfenac with InSite Vision’s proprietary DuraSite technology. Xibrom™ (bromfenac ophthalmic solution) 0.09%, the leading prescription topical ophthalmic NSAID in the United States, is marketed by ISTA Pharmaceuticals.

Full Year 2010 Results Summary

Revenues for the year ended December 31, 2010 were $11.9 million compared to $9.8 million for the same period in 2009. 2010 revenues included $10.7 million in royalties from Inspire Pharmaceuticals for net sales of AzaSite compared to $8.0 million in 2009. Royalties from Inspire Pharmaceuticals increased by $2.7 million compared to 2009 primarily due to a 22 percent increase in AzaSite net sales as well as an increase in the contractual royalty rate from 20 percent to 25 percent beginning in July 2009.

InSite Vision also received royalties from global net product sales of Besivance. Besivance is approved in the U.S. for the treatment of bacterial conjunctivitis in patients one year or older and marketed by Bausch & Lomb and their partner Pfizer.

Research and development (R&D) expenses for the year ended December 31, 2010 were $5.0 million compared to $5.4 million for the 2009 fiscal year. In 2010, the company incurred lower personnel-related expenses associated with the corporate restructurings which occurred in 2009. This decrease was partially offset by costs incurred for the ISV-303 Phase 1/2 clinical trial that was initiated in the third quarter 2010.

General and administrative (G&A) expenses for the year ended December 31, 2010 were $4.5 million compared to $5.8 million in 2009. In 2010, personnel-related expenses declined due to the corporate restructurings in 2009.

No severance or impairment expenses were incurred for the year ended December 31, 2010. Severance and impairment expenses for the year ended December 31, 2009 were $0.5 million and $0.6 million, respectively, which represented non-recurring restructuring costs.

Operating income for the year ended December 31, 2010 was $0.7 million compared to an operating loss of $4.1 million in 2009. Net loss for the year ended December 31, 2010 was $9.6 million, or $0.10 per share, compared to a net loss of $14.2 million, or $0.15 per share, in 2009.

InSite Vision had cash, cash equivalents and short-term investments of $16.5 million at December 31, 2010. Total cash usage in 2010 was $8.2 million.

Fourth Quarter 2010 Results Summary

Revenues for the quarter ended December 31, 2010 were $3.9 million compared to $3.5 million in the fourth quarter of 2009. Revenues were primarily royalties from Inspire for net sales of AzaSite. The royalties increase was driven by a 9 percent increase in AzaSite net sales. In addition, in the fourth quarter 2010, InSite Vision received $0.5 million of grant income under the U.S. Federal Government’s Therapeutic Discovery Program.

R&D expenses for the fourth quarter 2010 were $1.4 million compared to $0.9 million in the same quarter of 2009. The increase in R&D expenses was primarily driven by the ISV-303 Phase 1/2 clinical trial. G&A expenses were $1.3 million in the fourth quarter ended 2010 compared to $1.2 million in 2009.

Net loss for the fourth quarter ended December 31, 2010 was $1.9 million, or $0.02 per share, compared to a net loss of $2.0 million, or $0.02 per share, in 2009.

Conference Call

InSite Vision will host a conference call today beginning at 4:30 p.m. Eastern Time to provide a general business overview and discuss fourth quarter and year-end 2010 financial results. Analysts and investors can listen to the conference call by dialing (877) 407-8035 for domestic callers and (201) 689-8035 for international callers. The live conference call will also be webcast and available on the Investor Relations page of the company’s website at www.insitevision.com. A telephone replay will be available following the conclusion of the call by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. All callers will need to enter the account number 286 and conference ID 367633. This press release will be furnished to the Securities and Exchange Commission on a Current Report on Form 8-K and posted to the company’s website prior to the conference call.

About InSite Vision

InSite Vision is committed to advancing new and superior ophthalmologic products for unmet eye care needs. The company’s product portfolio utilizes InSite Vision’s proven DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug retention on the surface of the eye, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Inspire Pharmaceuticals, and Besivance™ (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch & Lomb and their partner Pfizer Inc. InSite Vision’s clinical-stage ophthalmic product pipeline includes AzaSite Plus™ (ISV-502) and DexaSite (ISV-305) for the treatment of eye infections, ISV-303 for pain and swelling associated with ocular surgery, and ISV-101 for the treatment of dry eye disease. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite’s clinical plans for its product candidates, InSite’s plans to advance its AzaSite family of products, and the statements in the quote from our Chief Executive Officer set forth above. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to effectively design and conduct clinical trials for its product candidates and the results thereof; InSite’s reliance on third parties for the commercialization of its products including Inspire, Pfizer and Bausch & Lomb; the ability of InSite to enter into corporate collaborations for its product candidates; InSite’s ability to expand its technology platform to include additional indications; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; InSite’s ability and willingness to commence additional clinical trials with respect to ISV-502 and InSite’s various other product candidates and the results of such trials; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220 mail@insite.com

Media and investor inquiries:

Michelle Corral

BCC Partners

415-794-8662

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Year Ended December 31, 2010 and 2009

(in thousands, except per share amounts; unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$3,880	$3,463	$11,867	$9,798

Expenses:
Research and development	1,393	887	4,974	5,436
General and administrative	1,316	1,165	4,511	5,792
Cost of revenues, principally royalties to third parties	463	751	1,727	1,549
Severance	—	158	—	527
Impairment of property and equipment	—	—	—	615

Total expenses	3,172	2,961	11,212	13,919

Income (loss) from operations	708	502	655	(4,121)
Interest expense and other, net	(2,567)	(2,550)	(10,248)	(10,034)

Net loss	$(1,859)	$(2,048)	$(9,593)	$(14,155)

Net loss per share:
Basic	$(0.02)	$(0.02)	$(0.10)	$(0.15)

Diluted	$(0.02)	$(0.02)	$(0.10)	$(0.15)

Weighted average shares used in per-share calculation:
Basic	94,807	94,738	94,774	94,710

Diluted	94,807	94,738	94,774	94,710

Condensed Consolidated Balance Sheets

At December 31, 2010 and December 31, 2009

(in thousands; unaudited)

	December 31,	December 31,
	2010	2009
Assets:
Cash, cash equivalents and short-term investments	$16,468	$24,721
Receivables, prepaid expenses and other current assets	3,367	3,294
Property and equipment, net	247	309
Debt issuance costs, net	3,504	3,922

Total assets	$23,586	$32,246

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$2,355	$2,266
Accrued interest	3,376	2,938
Deferred revenue	75	75
Long-term secured notes payable	60,000	60,000
Stockholders’ deficit	(42,220)	(33,033)

Total liabilities and stockholders’ deficit	$23,586	$32,246